Exhibit 99.2

SVB FINANCIAL GROUP PRICES $200 MILLION OF ITS 3.875%

CONVERTIBLE SENIOR NOTES

SANTA CLARA, Calif. – April 2, 2008 – SVB Financial Group (NASDAQ: SIVB) announced today that it has priced $200 million aggregate principal amount of 3.875% convertible senior notes due in 2011. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. SVB Financial Group also granted the initial purchaser of the notes the right to purchase up to an additional $50 million aggregate principal amount of notes solely to cover over-allotments. The sale is expected to close April 7, 2008, subject to customary closing conditions.

The notes will be initially convertible, subject to certain conditions, into cash up to the principal amount of notes and, with respect to any excess conversion value, into shares of SVB Financial Group’s common stock or cash or a combination thereof, at SVB Financial Group’s option. The notes will have an initial conversion rate of 18.8525 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $53.04 per share. The initial conversion price represents a premium of 23.5% to the closing price of SVB Financial Group’s common stock on April 1, 2008 which was $42.95 per share.

The notes will be unsecured, unsubordinated obligations of SVB Financial Group, will pay interest semi-annually at a rate of 3.875% per annum, and will be convertible upon satisfaction of certain conditions. Holders of the notes will have the right to require SVB Financial Group to repurchase for cash all or some of their notes upon the occurrence of certain events. SVB Financial Group estimates that the net proceeds from the offering will be approximately $194.6 million, after deducting estimated discounts and expenses. The notes will mature on April 15, 2011.

In connection with the offering, SVB Financial Group has entered into convertible note hedge transactions with counterparties, one of which is an affiliate of the initial purchaser of the notes (the “hedge counterparties”) and intends to use a portion of the net proceeds from this offering to pay for the cost of the convertible note hedge transactions. SVB Financial Group has also entered into separate warrant transactions with the hedge counterparties, which have partially offset the cost of the convertible note hedge transactions. The convertible note hedge and warrant transactions increase the effective conversion price of the notes to over $64.43 per share of common stock. In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised SVB Financial Group that they or their affiliates expect to enter into various derivative transactions with respect to the common stock of SVB Financial Group, concurrently with or shortly following pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of the common stock of SVB Financial Group concurrently or following the pricing of the notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the notes, enter into or unwind various derivative transactions with respect to the common stock of SVB Financial Group and/or purchase or sell common stock of SVB Financial Group in secondary market transactions (and are likely to do so during any observation period relating to the conversion of the notes). These activities could have the effect of decreasing the price of the common stock of SVB Financial Group and could adversely affect the price of the notes during any observation period related to the conversion of notes.

SVB Financial Group expects to use (i) approximately $150 million of the net proceeds of the offering to cash settle that portion of its conversion obligation due upon conversion of its Zero Coupon Convertible Subordinated Notes due 2008 equal to the principal amount of those notes, or, to the extent not converted, to otherwise repay the principal amount of those notes when they become due on June 15, 2008, (ii) a portion of the net proceeds for the cost of the convertible note hedge transactions described above after such cost is offset by the proceeds of the warrant transactions described above, and (iii) any remaining net proceeds for general corporate purposes. SVB Financial Group intends to use any proceeds from the exercise of the over-allotment option by the initial purchaser to enter into additional convertible note hedge transactions and for general corporate purposes. If the initial purchaser exercises the over-allotment option, SVB Financial Group will also enter into additional warrant transactions, which would result in additional proceeds to it.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of SVB Financial Group common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Cautionary Statement:

The statements in this release relating to the offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not SVB Financial Group will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons and the fact that future share repurchases will depend upon market conditions, interest rates and corporate considerations and the impact of general economic, industry or political conditions in the United States or internationally.

Stockholders of SVB Financial Group are cautioned not to place undue reliance on its forward-looking statements, which speak only as of the date such statements are made. SVB Financial Group does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 2, 2008 press release, or to reflect the occurrence of unanticipated events.